Exhbit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan
Neogen Vice President & CFO
517/372-9200

Neogen acquires U.K.-based Quat-Chem

LANSING, Mich., Dec. 1, 2016 — Neogen Corporation (NASDAQ: NEOG) announced today that it has acquired United Kingdom-based Quat-Chem Ltd.— a chemical company specializing in the development, manufacture and sale of agricultural, industrial, and food processing biocidal hygiene products, including cleaners and disinfectants.

Quat-Chem Ltd. is a 20-year-old private company with a history of consistent growth that manufactures a full line of complete disinfectant and cleaner products for dairy hygiene and poultry and swine biosecurity applications. The company sells its products on a global basis, with a focus on the United Kingdom, European Union, Middle East and Asia, including a particular focus on China. Quat-Chem’s annual revenues are approximately $12 million (USD).

“Quat-Chem’s broad line of products, chemical manufacturing facilities, personnel and existing business made the company an attractive acquisition opportunity for us. We’re very pleased to announce that Quat-Chem has joined Neogen,” said Dr. Jason Lilly, Neogen’s vice president of corporate development. “This acquisition is another step, along with our May 2016 acquisition of Preserve International, towards Neogen becoming a global biosecurity product leader.”

“Quat-Chem’s product development activities and its manufacturing capabilities in Europe provide a complementary fit to Neogen’s expanding biosecurity business,” said Dr. Rubinah Chowdhary, Quat-Chem’s scientific director. “The importance of biosecurity is internationally recognized as critical to safe-guarding livestock health and food safety. The demand for safe, performance tested disinfection products offers considerable potential; with Neogen’s expertise in biosecurity and its global reach, we feel Quat-Chem and its products are in good hands.”

Quat-Chem is headquartered in an accredited, recently expanded facility in Rochdale, England, near Manchester, and its operations will be managed by Neogen’s Scotland-based Neogen Europe subsidiary. Quat-Chem has a strong history in nitrogen-based chemistry, as an internationally recognized supplier of the widely used biocidal active benzalkonium chloride, as well as amine oxide, a key surfactant.

“Adding Quat-Chem’s biosecurity products and capabilities will complement what we can offer to our customers,” said Dr. Stephen Holmes, managing director of Neogen Europe. “Our new operation in Rochdale will work in close cooperation with our nearby Lab M location.”

Neogen’s acquisition of Quat-Chem is the latest in its strategy of expanding the company’s biosecurity business, which began in 2003 with its acquisition of rodenticides, cleaners and disinfectants from ConAgra. The expansion continued with Neogen’s 2008 acquisition of DuPont’s biosecurity product line, the 2014 acquisition of Chem-Tech, and 2016 acquisitions of Preserve International and Virbac’s rodenticides.

Terms of the current agreement were not disclosed.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

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